Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of July 10, 2017, by and among, CBS Corporation, a Delaware corporation (“CBS”), CBS Radio Inc., a Delaware corporation and a wholly owned subsidiary of CBS (“Radio”), Entercom Communications Corp., a Pennsylvania corporation (“Acquiror”), and Constitution Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”). Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 2, 2017, by and among CBS, Radio, Acquiror and Merger Sub. Terms defined in the Merger Agreement as amended hereby and not otherwise defined herein are used with the meaning so defined in the Merger Agreement.

WHEREAS, CBS, Radio, Acquiror and Merger Sub are parties to the Merger Agreement; and

WHEREAS, pursuant to Section 10.7 of the Merger Agreement, CBS, Radio, Acquiror and Merger Sub desire to amend, and do hereby amend, the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained in the Merger Agreement and contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.1 Representations and Warranties.

(a) Each of CBS and Radio represents and warrants to Acquiror and Merger Sub that this Amendment (i) has been duly and validly executed and delivered by CBS and Radio and (ii) assuming the due authorization, execution and delivery by the other parties, constitutes the legal, valid and binding obligation of CBS and Radio, enforceable against CBS and Radio in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b) Each of Acquiror and Merger Sub represents and warrants to CBS and Radio that this Amendment (i) has been duly and validly executed and delivered by Acquiror and Merger Sub and (ii) assuming the due authorization, execution and delivery by the other parties, constitutes the legal, valid and binding obligation of Acquiror and Merger, enforceable against it in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

1.2 Post-Closing Directors and Officers. Exhibit F and Exhibit G to the Merger Agreement are hereby amended and restated in their entirety by deleting such exhibits and replacing them with the exhibits as set forth in Schedule I to this Amendment.

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1.3 Section 7.1(a). Clause (ii) of the proviso in the first sentence of Section 7.1(a) of the Merger Agreement shall be amended to delete the phrase “August 20, 2107” and substitute, in lieu thereof, the phrase “August 20, 2017”.

1.4 Section 7.2(n). Section 7.2(n) of the Merger Agreement shall be amended and restated in its entirety to read as follows: “amend or modify the Radio Reorganization or fail to implement the Radio Reorganization consistent with Article II and Article III of the Separation Agreement as agreed prior to the date hereof, or otherwise take any action inconsistent with the Article II and Article III of the Separation Agreement;”.

1.5 Section 7.11(c). The second to last sentence of Section 7.11(c) of the Merger Agreement shall be amended to insert the word “Acquiror” in front of the phrase “Acquisition Proposal”.

1.6 Section 7.4(d). Section 7.4(d) of the Merger Agreement shall be amended to delete the following phrase from the end of such sentence: “and “commence” (within the meaning of Rule 14d-2 of the Exchange Act) the Exchange Offer”.

1.7 Successors and Assigns. This Amendment shall be binding on the parties hereto and their respective successors and permitted assigns.

1.8 No Other Amendments. Except for the amendments expressly set forth in this Amendment, the Agreement shall remain unchanged and in full force and effect.

1.9 Governing Law. The rights and obligations of the parties shall be governed by, and this Amendment shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

1.10 Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Amendment. The parties agree that, because all parties participated in negotiating and drafting this Amendment, no rule of construction shall apply to this Amendment which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Amendment. All references in the Merger Agreement to “this Agreement”, “hereof”, “hereby” and words of similar import shall refer to the Merger Agreement as amended hereby.

1.11 Exhibits and Schedules. The Schedules attached hereto shall be deemed to be a part of this Amendment and is fully incorporated in this Amendment by this reference.

1.12 Counterparts. This Amendment may be signed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures Pages Follow]

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its representative thereunto duly authorized all as of the date first written above.

CBS CORPORATION

By:	/s/ Joseph R. Ianniello
Name:	Joseph R. Ianniello
Title:	Chief Operating Officer

CBS RADIO INC.

By:	/s/ Joseph R. Ianniello
Name:	Joseph R. Ianniello
Title:	Executive Vice President and Treasurer

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ David J. Field
Name:	David J. Field
Title:	President and Chief Executive Officer

CONSTITUTION MERGER SUB INC.

By:	/s/ David J. Field
Name:	David J. Field
Title:	President

[Signature Page to Amendment No.1 to Merger Agreement]

Schedule I

(see attached)

Exhibit F

Post-Closing Board of Directors of Acquiror and Surviving Corporation

Acquiror Directors

•	The following 6 individuals currently serving on the Acquiror Board:

○	David J. Field (Chairman)

○	Joseph M. Field (Chairman Emeritus)

○	David J. Berkman

○	Joel Hollander

○	Mark R. LaNeve

○	David Levy

○	Or, in the event any of the foregoing individuals becomes unable to serve as a director prior to Closing, his replacement as appointed by the remaining members of the Acquiror Board

•	The following 4 individuals:

○	Stefan M. Selig (unaffiliated)

○	Sean Creamer (unaffiliated)

○	Leslie Moonves (affiliated)

○	Joseph R. Ianniello (affiliated)

○	Or, in the event any of the foregoing individuals becomes unable to serve as a director prior to the Closing, his replacement as nominated by CBS (in each case either affiliated with CBS or unaffiliated with CBS, as applicable)

•	Each of Mr. Moonves and Mr. Ianniello (and their replacements) are required to execute and deliver an irrevocable letter of resignation at Closing to resign upon the earlier of: (i) 6 months after Closing; and (ii) the day prior to the first annual meeting of Acquiror following Closing

Surviving Corporation Directors

•	David J. Field

•	Richard J. Schmaeling

•	Andrew P. Sutor, IV

Exhibit G

Post-Closing Officers of Acquiror and Surviving Corporation

Acquiror Officers

•	David J. Field – President & Chief Executive Officer

•	Richard J. Schmaeling – Executive Vice President & Chief Financial Officer

•	Louise C. Kramer – Chief Operating Officer

•	Andrew P. Sutor, IV – Senior Vice President, General Counsel & Secretary

•	Other officers of Acquiror to be determined by Acquiror after reasonable consultation with CBS

Surviving Corporation Officers

•	David J. Field – President & Chief Executive Officer

•	Richard J. Schmaeling – Executive Vice President & Chief Financial Officer

•	Louise C. Kramer – Chief Operating Officer

•	Andrew P. Sutor, IV – Senior Vice President, General Counsel & Secretary